Exhibit 10.21

June 13, 2013

James Sklar

5142 Whispering Oak Lane

West Bloomfield, Michigan 48322

Re: Offer of Employment by Heritage Global Partners, Inc.

Dear Jim:

I am pleased to confirm our offer to you of full-time employment with Heritage Global Partners, Inc. (“HGP”) in the position of Executive Vice President and General Counsel. You will report to the Managing Partner(s) of HGP and shall perform all duties and shall have all powers which are commonly and reasonably incident to this office as well as all powers that are reasonably delegated to you by the Managing Partner(s) of HGP. You shall devote your best efforts and full business time and attention to the business and affairs of HGP, except for permitted vacation periods in accordance with the HGP’s policy and periods of illness or other incapacity, provided that none of such activities materially interfere with yours duties to HGP or its Affiliates.

Your employment will commence on June 16, 2013 (the “Effective Date”). The terms of our offer and the benefits currently provided by HGP are as follows:

1. Salary. Your base salary will be paid at the rate of US$150,000.00 per year paid in accordance with HGP’s normal payroll procedures, and will be subject to annual review. You will also be eligible to receive an annual bonus of up to 200% of your annual base salary, pro-rated for any for any periods that do not begin on January 1or end on December 31, to be determined in the discretion of HGP in January and payable at or about the same time as other similar management bonuses. All payments to you will be subject to legally required withholdings.

2. Benefits. You will be entitled to participate in all employee stock option, health and welfare benefit plans, programs and practices maintained by HGP for its employees generally in accordance with the terms of such plans, programs and practices as in effect from time to time, and in any other insurance, health, retirement or welfare benefit plans, programs and practices and, if applicable, equity compensation plans which HGP generally provides to its executives from time to time.

3. Expenses. HGP shall pay or reimburse you (at HGP’s option) in accordance with HGP’s then-current policies for fully-documented (in accordance with HGP’s policies) reasonable and necessary expenses and other disbursements incurred by you for or on behalf of HGP in the performance of your duties here under, including, without limitation, travel on behalf of or in connection with your services for HGP in a manner customary for HGP’s executives, including food and lodging expenses while you are away from home performing services for HGP.

4. Workplace and Work Schedule. You shall work from a reasonably priced executive office within ten (10) miles from your home to be leased on such terms as are approved by HGP. You are entitled to such holidays as are established by HGP’s U.S. policies and to three (3) weeks of paid vacation per year at your then applicable base salary (prorated for the period of vacation),which may be taken in various periods, subject to HGP’s reasonable needs.

5. Confidential Information; Restrictions. As an employee of HGP, you will have access to certain confidential and proprietary information of HGP and you may, during the course of your employment, develop certain information or inventions that will be the property of HGP. To protect the interests of HGP, you will need to sign HGP’s standard “Employee Conduct Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer which would violate any other obligations you may have to such former employer(s). During the period that you render services to HGP, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of HGP. You will disclose to HGP in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with HGP. You will not assist any other person or organization in competing with HGP or in preparing to engage in competition with the business or proposed business of HGP. You represent that your signing of this offer letter, HGP’s Confidentiality Agreement and your commencement of employment with HGP will not violate any agreement currently in place between yourself and current or past employers. You further warrant that you have the qualifications previously represented to HGP, including any required licenses or certifications. You also warrant that you will not use or disclose any of your former employer’s trade secrets in the course of your employment by HGP.

6. Notwithstanding Section 5 above, your employment will be “at will”; in other words, either you or HGP will have the right to terminate your employment at any time with or without cause. Notwithstanding HGP’s right of termination, HGP agrees that it terminates you for any reason other than for “cause,” HGP will pay you severance equal to six (6) months base salary plus a pro rata portion of any accrued bonus payment as described in Section 1. For the purposes of this Section 6, “cause” means actions or omissions by you: (i) constituting fraud, larceny, embezzlement, conversion or otherwise involving the misappropriation of assets of HGP or any Subsidiary or Affiliate or any other illegal conduct with respect to HGP or any Subsidiary or Affiliate which acts are harmful to, either financially, or to the business reputation of, HGP or any Subsidiary or Affiliate; (ii) constituting gross negligence or intentional misconduct; (iii) resulting in a conviction (or a plea of guilty or no contest) for any felony or any crime of moral turpitude;(iv) constituting habitual alcohol or substance abuse;(v) constituting a material failure by you to perform your duties, which nonperformance continues after written notice thereof and a fifteen (15) day chance to cure;(vi) resulting in an unauthorized breach of HGP’s Code of Conduct; or (vii) constituting a breach of the fiduciary duty owed by you to HGP or any Subsidiary or Affiliate which, if curable, is not cured within fifteen (15) days after receipt of written notice No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with a reasonable belief that your action or omission was in the best interest of HGP.

7. Company Policies. As a condition of your employment, you will be expected to comply with all of HGP’s policies and procedures, as may be modified from time to time in HGP’s discretion (including our policies protecting other employees against discrimination and sexual harassment). Please refer to the Employee Handbook for details regarding those policies and procedures.

8. In the event of any dispute between HGP and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association in San Diego County, California. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment to the fullest extent permitted by law. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.) to the fullest extent permitted by law, it is not applicable to your rights under any Workers’ Compensation Law, which are governed under the special provisions of that law.

Please note that because of HGP regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation to demonstrate that you are authorized to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

For the purposes of this Offer,(a) “Affiliate” means any other Person controlling, controlled by, or under common control with HGP, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise; (b) “Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors (or similar governing body or manager, as applicable) are, at the time as of which any determination is being made, owned by HGP either directly or indirectly; and (c) “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

This offer will remain open until June 28th, 2013. If you decide to accept this offer, please sign a copy of this letter in the space indicated and return it to me either electronically, via facsimile or U.S. mail. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter. The terms set forth in this

Agreement are intended to supersede all prior agreements, undertakings and representations concerning the subject matter of this Agreement.

We look forward to the opportunity to welcome you to HGP.

Very truly yours,

Heritage Global Partners, Inc.

/s/ Ross Dove
By: Ross Dove
Its: Managing Partner

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment except as specifically set forth in this letter.

/s/ James Sklar	Date signed:	6/23/13
James Sklar